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                                                                EXHIBIT 23.1



                        INDEPENDENT AUDITORS CONSENT

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 of the Registration Statement (Form S-3) and the related Prospectus of Paragon Group, Inc. for the registration of 5,021,193 shares of its common stock pertaining to certain shares or units issued in connection with the formation of the Company and to the incorporation by reference therein of our report dated February 27, 1996, with respect to the consolidated and combined financial statements and schedule of Paragon Group, Inc. on Form 10-K/A for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

Dallas, Texas
July 23, 1996